Exhibit 10.1

Baby All Corp

113 Barksdale Profeesional Center

Newark, DE 19711

April 11, 2012

Santa Fe Operating, Inc.

4011 W. Plano Pkwy, Suite 126

Plano, TX 75093

Attention: Bruce Hall, CEO

Re:	Letter of Intent for the exchange of shares of Baby All Corp, a Delaware Corporation (“BABA”), for all of the issued and outstanding shares of Santa Fe Operating, Inc., a Delaware Corporation (“Santa Fe”), and related matters.

Dear Mr. Hall:

This Letter of Intent (the “Letter of Intent”) will confirm the following general terms upon which the Boards of Directors of BABA and Santa Fe will adopt an agreement to effectuate a transaction (the “Share Exchange”) in which BABA and the stockholders of Santa Fe will engage in a stock-for-stock exchange whereby the stockholders of Santa Fe will be issued 1.00 shares of BABA’s common voting stock, $0.0001 par value (the “BABA Common Stock”) after the dividend contemplated in Section 1(f) below in exchange for each of their shares of Santa Fe causing Santa Fe to become a wholly-owned subsidiary of BABA upon the closing of the Share Exchange (the “Plan of Exchange”). It is contemplated that the stockholders of Santa Fe would be issued a minimum of 33,478,261 shares of BABA Common Stock and no more than 44,478,261 shares of BABA Common Stock would be outstanding after such issuance if Santa Fe successfully completes an issuance of its common stock resulting in gross proceeds of at least $2,500,000 prior to the deduction of any expenses related thereto (the “Financing”) in accordance with the capitalization table set forth in Exhibit A.

Under the Plan of Exchange, the current warrant holders of Santa Fe will receive warrants to purchase up to (a) 13.2% (on a fully-diluted basis) of the BABA Common Stock after the Share Exchange if the Financing is completed with gross proceeds of $2,500,000 prior to the deduction of any expenses related the Financing with (i) the strike price of such warrants, which shall initially be $0.50, being adjusted proportionally with same conversion rate of Santa Fe warrants to warrants such that the Santa Fe warrant holders would pay the same aggregate amount to exercise all of their warrants in BABA that they would have paid to exercise all of their warrants in Santa Fe prior to the Share Exchange, and (ii) the same conversion rate being applied to BABA warrants issued in exchange for the Santa Fe warrants as applied to BABA shares issued for the Santa Fe shares.

If the Financing is completed for some amount other than $2,500,000 of gross proceeds, or if BABA cannot be recapitalized to meet the share targets set forth in the preceding paragraph, Santa Fe and BABA will adjust the share numbers so that proportional allocation of ownership set forth in the preceding paragraph is respected and such that the owners of BABA immediately prior to the closing of the Share Exchange (the “Closing”) have shares after the Closing that would be worth $2,500,000 if priced at the adjusted price per share obtained by Santa Fe in the Financing (after taking into account all adjustments, such as the Exchange, any cancellations, stock dividends or reverse or forward splits of the BABA Common Stock).

The Plan of Exchange to be approved by the Boards of Directors of Santa Fe and BABA shall be negotiated and set forth in detail the parties’ intent upon the following general terms and conditions.

1.	Condition of BABA.

BABA immediately prior to the Closing will:

(a)	be quoted on the Over The Counter Bulletin Board (OTCBB) and have a currently effective Form 211 application (Rule 15c2-11) with FINRA through a licensed market maker;
(b)	have no securities, including, without limitation, options, warrants, preferred stock or other convertible instruments, other than BABA Common Stock, outstanding;
(c)	have no assets other than as set forth on Schedule 1(c), attached hereto, and any assets held by BABA immediately prior to Closing will be vended out by BABA after closing on commercially reasonable terms;
(d)	have no liabilities:
(e)	be current and compliant with all United States Securities and Exchange Commission (the “SEC”) reporting requirements; and
(f)	have cancelled certain restricted shares of its common stock such that immediately prior to the Closing, BABA shall have no more than 6,000,000 shares of BABA Common Stock outstanding.
2.	Due Diligence.

BABA will provide Santa Fe a full report and all due diligence materials for BABA that a reasonable buyer would request (including correspondence between BABA and the SEC which has not yet been publicly disclosed, if any) and audited and interim financials of BABA prior to the Closing. BABA shall respond to any requests for additional information or inquiries related to Santa Fe’s due diligence review of BABA.

Santa Fe shall complete its due diligence on BABA within twenty (20) days of the date when both (a) all diligence materials relating to BABA are presented to Santa Fe and after all requests for additional information made by Santa Fe are met and all inquires of Santa Fe are answered, and (b) the Financing is complete. Approval of whether to conduct a Share Exchange with BABA (the “Approval”) shall be in the sole discretion of Santa Fe based on such factors as Santa Fe may determine in conducting its due diligence review of BABA.

3.	BABA and BABA Indemnity Party Responsibilities.
(a)	BABA shall pay for all of its filing fees, and costs associated with SEC filings and state securities laws and its legal and accounting fees until the Share Exchange, including, without limitation, (i) its auditor, and (ii) a Form 14f-1 filing disclosing a change in a majority of the directors of BABA to be made in anticipation of the Closing.
(b)	BABA shall ensure that it has accurate financial statements completed in accordance with Generally Accepted Accounting Principals (and appropriate records to support the same) and shall cause its auditor to cooperate and participate in all SEC filings to be made by BABA for a reasonable period of time after the Share Exchange when a successor auditor can be appointed, at no expense to the former BABA or its principal shareholders.
(c)	Arafat Schwartz (“BABA Indemnity Party”) shall indemnify BABA and Santa Fe and hold BABA and Santa Fe harmless for any losses to BABA, Santa Fe or their respective stockholders related to any inaccuracy in the financial statements of BABA at the Closing, including any inaccuracies prior to the Share Exchange which may come to light after the Share Exchange. The terms of the indemnification are to be set forth in the definitive agreement whereby such limitations, with the exception of fraud, shall survive for a period of two years (except for tax or environmental claims which shall survive forever).
(d)	The BABA Indemnity Party shall use his best efforts to cause the fees charged by the auditor during the reasonable period of time after the Share Exchange before a successor auditor can be appointed are fair and reasonable. BABA will assist in obtaining an engagement for the surviving entity with the current auditor.
(e)	BABA and the BABA Indemnity Party shall ensure that the auditor of BABA is in good standing with the Public Company Accounting Oversight Board as set forth on www.pcaob.org.
(f)	The BABA Indemnity Party shall indemnify BABA and Santa Fe and hold BABA and Santa Fe harmless for any liabilities in excess of the Liabilities for which BABA is liable, including any liabilities for BABA’s business prior to the Share Exchange which may come to light after the Share Exchange. The BABA Indemnity Party’s indemnification shall cover any costs of litigation and defense related to such liabilities or alleged liabilities. The terms of the indemnification are to be set forth in a definitive agreement whereby such limitations, with the exception of fraud, shall survive for a period of two years (except for tax or environmental claims which shall survive forever). The BABA Indemnity Party shall cause the officers and directors of BABA to resign so that the officers and directors to be selected by Santa Fe and/or its stockholders may become officers and directors of BABA after the Share Exchange.
(g)	The BABA board of directors will cause BABA to be recapitalized as necessary to ensure the conditions set forth in Section 1 are met; at present, a cancellation of certain restricted shares.
(h)	The BABA Indemnity Party shall ensure that all shares issued to the former stockholders of Santa Fe by BABA in connection with the Share Exchange are duly authorized, validly issued and non-assessable.
4.	Santa Fe Responsibilities.
(a)	Santa Fe shall provide BABA with a full report on Santa Fe and a complete set of due diligence materials and audited financials of Santa Fe prior to BABA beginning the recapitalization it intends to complete in anticipation of the Closing.
(b)	Santa Fe will use its best efforts to complete the Financing.
5.	The Exchange.
(a)	Upon Santa Fe’s receipt of commitments to purchase its common stock sufficient to allow for the completion of the Financing, the parties intend to enter into a binding agreement to complete the Exchange when the conditions set forth herein are met.
(b)	The Closing shall occur as soon as possible after, and no later than 10 days after, the date that all of the following conditions have been met (in addition to the Closing conditions set forth elsewhere in this Section 5): (a) Santa Fe has notified BABA of the Approval, (b) the Financing is completed, (c) an audit of Santa Fe has been completed that is sufficient to support, and be included in, the disclosures to be made by BABA after the Share Exchange, and (d) a draft of the Form 8-K disclosing the Share Exchange and the business and financial statements of BABA after the Share Exchange, commonly referred to as a “Super 8-K”, is substantially complete and has been reviewed and approved by BABA and Santa Fe.
(c)	The completion of the Closing will be conditioned upon (i) BABA completing or causing the completion of all “BABA and BABA Indemnity Party Responsibilities” set forth in Section 3 above that can be completed prior to the Closing, (ii) BABA entering into a binding agreement to complete or cause some other person or entity to complete all of the “BABA and BABA Indemnity Party Responsibilities” set forth in Section 3 above that cannot be completed prior to the Closing, and (iii) Santa Fe completing the “Santa Fe Responsibilities” in Section 4 prior to the Closing. Assuming the Financing is completed with gross proceeds of $2,500,000 prior to the deduction of any expenses related the Financing, the shareholders of BABA immediately prior to the Closing shall own approximately 13.5% of the issued and outstanding shares of BABA Common Stock (currently projected to be 6,000,000 shares of BABA Common Stock) and approximately 11.7% of the fully-diluted shares of BABA Common Stock (assuming the exercise of all warrants to purchases shares of BABA Common Stock issued in connection with the Closing are exercised) after the Closing. Assuming the Financing is completed with gross proceeds of $2,500,000 prior to the deduction of any expenses related the Financing, at least 75.3% (on a non-fully diluted basis) of BABA Common Stock after the Closing will be held by the stockholders of Santa Fe immediately prior to the Closing.
(d)	The Share Exchange is intended to be a tax-free reorganization under the U.S. Internal Revenue Code and the parties shall cooperate to ensure such tax treatment is obtained to the fullest extent possible.
(e)	The BABA Indemnity Party shall cause all of the officers and directors of BABA prior to the Closing and certain affiliates and consultants of BABA (as reasonably requested by Santa Fe and as named and indentified in a schedule to be created) to enter into a lock-up agreement (the “Lock-Up”) which will prohibit such persons or entities from selling any of the BABA Common Stock until such Lock-Up expires upon the earlier of (i) 12 months from the date of the Closing or (ii) listing on the American Stock Exchange, NASDAQ Stock Market (Global Market or Global Select Market) or the New York Stock Exchange. In addition to the specific provisions mentioned in this Section 5(e) the Lock-Up shall contain customary terms for such an agreement.
(f)	If the conditions set forth in subsections (ii) and (iii) of the first sentence of Section 5(c) are met, then the BABA Indemnity Party shall cause all of the officers, directors, affiliates and consultants of BABA prior to the Closing to enter into a leak-out agreement (the “Leak-Out”) which shall expire 6 months after the termination of the Lock-Up. The Leak-Out will allow no more than 1/6 of the holdings of any shareholder to be sold in any rolling 6 month period. In addition to the specific provisions mentioned in this Section 5(f), the Leak-Out shall contain customary terms for such an agreement.
6.	Plan of Exchange.

The Plan of Exchange shall include, contain or provide:

(a)	Representations and Warranties. Customary and usual representations and warranties by BABA and Santa Fe.
(b)	Opinions of Counsel. Delivery at Closing of favorable opinions of counsel of BABA and Santa Fe with respect to customary and usual matters of law covered for similar transactions.
(c)	Financial and Other Information.
(i)	The examination and inspection of the books and records of each of BABA and Santa Fe prior to Closing; the delivery no later than at Closing of customary schedules listing BABA’s and Santa Fe’s material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested; and
(ii)	Each of BABA and Santa Fe shall provide the other annual audited financial statements and interim unaudited financial statements consisting of a balance sheet and a related statement of income for the period then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such audited statements shall be prepared in accordance with generally accepted accounting principles of the United States consistently applied for such period or periods as shall be set forth in the Plan of Exchange.
(d)	Costs and Expenses. Each party shall bear and pay its own costs and expenses.
(e)	Conduct of Business of BABA and Santa Fe Pending Closing. Except for a private placement of approximately 5,000,000 to 10,000,000 shares of Santa Fe’s common stock and until consummation or termination of the Share Exchange, BABA and Santa Fe will conduct business only in the ordinary course and none of the assets of BABA or Santa Fe shall be sold or disposed of except in the ordinary course of business or with the written consent of the BABA, in the case of Santa Fe, or Santa Fe, in the case of BABA.
(f)	SEC Reporting. A Current Report on Form 8-K reflecting consolidated, combined financial statements of BABA and Santa Fe will be prepared by Santa Fe, with the good faith assistance of the pre-Closing officers and directors of BABA and filed with the SEC in conjunction with the Closing of the Share Exchange. Santa Fe shall bear the costs and expense for all required audited and reviewed financial statements of Santa Fe and its subsidiaries. The BABA Indemnity Party shall bear the costs and expense for all required audited and reviewed financial statements of BABA and its subsidiaries (other than Santa Fe and its subsidiaries).
(g)	Permits. BABA and Santa Fe shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Closing of the Share Exchange, and all applicable legal requirements shall have been satisfied.
(h)	Finder’s Fee. Except as expressly indicated herein, no finder’s fee or similar payment with respect to the Share Exchange shall be paid by any party hereto.
(i)	Indemnification. The Plan of Exchange shall contain customary and usual indemnification and hold harmless provisions.
7.	Costs and Expenses.

Except as explicitly provided in the Plan of Exchange, each party hereto shall bear and pay its own costs and expenses.

8.	Timing.

BABA shall instruct its legal counsel to prepare all necessary documentation to permit the Closing to occur as soon as possible after the Closing.

9.	Notices.

All notices or other information deemed required or necessary to be given to BABA or Santa Fe shall be given at the following addresses:

Baby All Corp

113 Barksdale Professional Center

Newark, DE 19711

Santa Fe Operating, Inc.

4011 W. Plano Pkwy, Suite 126

Plano, TX 75093

10.	Confidentiality.

(a) By its execution hereof, BABA acknowledges to and agrees with Santa Fe that in the exercise of the several rights granted to it pursuant to this Letter of Intent, BABA, and/or its agents and affiliates, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by Santa Fe or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an “Affiliate”). Accordingly, BABA hereby agrees that any and all Confidential Information disclosed or furnished to it or to any of its Affiliates, by Santa Fe or any of its Affiliates, is and shall remain proprietary to Santa Fe. Neither BABA, nor any Affiliate of BABA, shall have any rights to distribute or divulge any of such Confidential Information to any third party without Santa Fe’s prior consent, or to use any of such Confidential Information in any way detrimental to Santa Fe or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of Santa Fe’s or its Affiliates’ rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential Information to solicit away from Santa Fe any of its employees, contractors, customers or vendors or other business relationships, or to establish or assist any person or entity which is or will be, directly or indirectly, in competition with Santa Fe. For purposes of this Letter of Intent, the term “Confidential Information” shall mean any and all proprietary information belonging to Santa Fe, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, technical or scientific information, design, processes, procedures, inventions, research, formulae, notes, analyses, compilations, studies, interpretations, memoranda, shareholder lists and contact information, customer lists, business plans, projections, research, finances, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret. BABA expressly agrees and understands that its agreement to abide by the provisions of this Section 10 constitute a material part of the consideration inducing Santa Fe to enter into this Letter of Intent and consider the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to Santa Fe. In the event of any breach of this Section 10, BABA and Santa Fe hereby agree that, in addition to whatever other remedies may be available to Santa Fe, it shall be entitled to seek injunctive and other equitable relief, and Santa Fe hereby waives any bonding or other requirement as a precursor thereto.

(b) The substance of any public announcement with respect to the Share Exchange, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

11.	Binding Nature.

This Letter of Intent merely evidences the intention of BABA and Santa Fe and is not intended by any party to be legally binding.

12.	Termination.

The parties hereto agree that this Letter of Intent will be automatically terminated if the Closing has not occurred before or on May 1, 2012 and will be of no further affect on the parties hereto thereafter. However, this Letter of Intent may be extended past May 1, 2012 by written approval of both BABA and Santa Fe.

13.	Counterparts.

This Letter of Intent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

14.	Gouverning Law.

The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of the Delaware.

If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this Letter of Intent in duplicate, retain one copy for your records, and return one to _____________ at his address, which is _________________________________.

Very truly yours,

Baby All Corp.,

a Delaware corporation

By: ________________

Arafat Schwartz                                                                         Accepted this _____ day of April, 2012.

President

Santa Fe Operating, Inc.,

a Delaware corporation

By: _____________

Bruce Hall                                                                                  Accepted this _____ day of April 2012.

Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

Arafat Schwartz

Exhibit A

Capitalization Table After Share Exchange

Schedule 1(c)

Assets

1. Design patent for infant medical dispensers, as more fully described in the Registration Statement on Form S-1/A, as filed with the Securities and Exchange Commission on January 9, 2012.